Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Second Quarter Results

- Achieves Record Loan Production of $881 Million
- Raises Full Year 2005 Loan Origination Guidance

Woodbury, NY, July 26, 2005 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three months and six months ended June 30, 2005.

For the three months ended June 30, 2005, the Company reported net income of $3.6 million, or $0.17 per diluted share, compared to a net loss of $1.8 million, or $0.11 per diluted share, for the second quarter of 2004.

“This quarter’s solid results, highlighted by record loan originations of $881 million, reflect the growth in our on-balance sheet loan portfolio since our switch to portfolio accounting at the beginning of 2004,” said Hugh Miller, Delta Financial president and chief executive officer. “As previously stated, as we continue to build our on-balance sheet loan portfolio, we expect to achieve earnings growth throughout 2005 and 2006.”

“We remain optimistic about market growth opportunities and, as a result, we are raising our loan origination guidance. We expect to achieve at least 25 percent growth in originations over our 2004 level of $2.6 billion, an increase from our previously stated guidance of at least 15 percent growth,” said Mr. Miller. “Our goal is to continue to grow our loan originations at a measured pace, without sacrificing credit quality.”

For the six months ended June 30, 2005, the Company reported net income of $5.6 million, or $0.27 per diluted share, compared to a net loss of $7.7 million, or $0.46 per diluted share, for the comparable period in 2004.

Second Quarter Highlights

•	Originated a record $881 million in loans in the second quarter of 2005, a 31% increase over the second quarter of 2004, and a 5% increase over the first quarter of 2005.
•	Total cost to originate, as a percentage of loan production, decreased to 2.5% in the second quarter of 2005, compared to 2.8% in the second quarter of 2004.
•	In June 2005, completed an asset-backed securitization collateralized by $750 million of mortgage loans.
•	Paid a quarterly cash dividend of $0.05 per common share on July 6, 2005 to shareholders of record on June 20, 2005.

    For the second quarter of 2005, the Company’s net interest income increased to $29.7 million from $13.2 million in the second quarter of 2004. The increase in net interest income was attributable to the Company’s increase in its net loans held for investment to $3.4 billion at June 30, 2005, from $1.2 billion of net loans held for investment and sale at June 30, 2004.
The Company increased its allowance for loan losses to $24.0 million at June 30, 2005 from $16.8 million at March 31, 2005 to account for its larger and more seasoned portfolio of loans held for investment.

Loan Originations and Characteristics

The following table provides information on the Company’s loan originations by origination channel for the three months ended June 30, 2005 and 2004:

(Dollars in thousands)	For the Three Months Ended June 30,				Year-over-Year Percentage Change
Loan Originations:	2005		2004
Wholesale	$488,562	55%	$409,251	61%	19%
Retail	392,567	45%	262,621	39%	49%
Total Loan Originations	$881,129	100%	$671,872	100%	31%

                During the second quarter of 2005, approximately 75 percent of the Company’s mortgage loans originated were fixed-rate mortgages, and approximately 25 percent were adjustable-rate mortgages.

“We remain focused on our distinct business model, which we believe provides a competitive advantage for Delta in its sector. More specifically, two significant advantages inherent to our model are that 75 percent of our originations are fixed-rate loans and over 40 percent of our loans are derived from our retail channel,” said Mr. Miller.

“We are on track to open a new retail origination center in the West and a new wholesale regional center, both before the end of 2005. We expect these new offices will enable us to capture additional market opportunities in both existing and new geographic areas and cultivate our overall origination growth goals,” concluded Mr. Miller.

Secondary Marketing (Securitization and Loan Sales)

During the second quarter of 2005, the Company closed a securitization under its Renaissance mortgage shelf, collateralized by $750 million of mortgage loans. The Company also sold approximately $134 million in loans on a whole-loan basis during the second quarter of 2005 for an average whole-loan premium of 3.9 percent, net of reserve.

The following table provides the principal balance of the loans securitized and sold on a whole-loan basis during the three months ended June 30, 2005 and 2004:

	Three Months Ended June 30,
(Dollars in thousands)	2005	2004
Loan securitizations - portfolio based	$750,000	$654,873
Whole-loan sales	134,306	23,773
Total securitizations and whole-loan sales	$884,306	$678,646

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10 a.m. ET today, Tuesday, July 26, 2005. The live conference call can be accessed by dialing (800) 370-0740 (domestic) or (973) 409-9255 (international). A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the Investor Relations section of the website. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed and will be available through August 9, 2005. The telephone replay can be accessed by dialing (877) 519-4471 (domestic) or (973) 341-3080 (international), and using digital pin number: 6253379.

About the Company

Founded in 1982, Delta Financial Corporation is a nationwide specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 29 states. Loans are originated through a network of approximately 2,300 independent brokers and the Company’s eleven retail offices. Since 1991, Delta has completed 44 asset-backed securitizations, collateralized by approximately $13.1 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, growth, loan production, cost to originate, expanding our offices and sales force, the advantages of the Company’s retail platform and emphasis on originating fixed-rate loans. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the caption “Business-Forward Looking Statements and Risk Factors” and our Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements and Risk Factors.” We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income	$66,157	$18,759	$121,033	$26,043
Interest expense	36,489	5,510	64,272	7,423
Net interest income	29,668	13,249	56,761	18,620
Provision for loan losses	7,478	2,243	14,342	2,675
Net interest income after provision for loan losses	22,190	11,006	42,419	15,945

Non-interest income:
Net gain on sale of mortgage loans	6,592	1,513	11,920	9,253
Other income	2,581	108	5,396	204
Total non-interest income	9,173	1,621	17,316	9,457

Non-interest expense:
Payroll and related costs	15,027	12,595	30,181	24,154
General and administrative	10,099	7,583	19,894	13,712
Loss (gain) on derivative instruments	334	(4,585)	318	139
Total non-interest expense	25,460	15,593	50,393	38,005

Income (loss) before income tax expense (benefit)	5,903	(2,966)	9,342	(12,603)
Provision for income tax expense (benefit)	2,328	(1,136)	3,708	(4,858)
Net income (loss)	$3,575	$(1,830)	$5,634	$(7,745)

Per Share Data:
Basic - weighted average number of shares outstanding	20,324,356	16,943,982	20,310,194	16,934,174
Diluted - weighted average number of shares outstanding	21,260,925	16,943,982	21,248,274	16,934,174

Net income (loss) applicable to common shares	$3,575	$(1,830)	$5,634	$(7,745)

Basic earnings per share - net income (loss)	$0.18	$(0.11)	$0.28	$(0.46)
Diluted earnings per share - net income (loss)	$0.17	$(0.11)	$0.27	$(0.46)

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	At June 30, 2005	At December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$4,376	$5,187
Mortgage loans held for investment, net of discounts and deferred origination fees	3,462,651	2,351,272
Less: Allowance for loan losses	(23,983)	(10,278)
Mortgage loans held for investment, net	3,438,668	2,340,994

Trustee receivable	45,531	30,197
Accrued interest receivable	19,114	12,280
Excess cashflow certificates	11,024	14,933
Equipment, net	4,963	4,298
Accounts receivable	8,052	6,453
Prepaid and other assets	29,382	26,125
Deferred tax asset	53,778	50,326
Total assets	$3,614,888	$2,490,793

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$972	$1,110
Warehouse financing	119,104	135,653
Financing on mortgage loans held for investment, net	3,368,929	2,236,215
Other borrowings	2,550	3,330
Accrued interest payable	7,546	4,282
Accounts payable and other liabilities	25,850	23,023
Total liabilities	3,524,951	2,403,613

Stockholders’ Equity:
Common stock	205	204
Additional paid-in capital	119,816	119,451
Accumulated deficit	(25,349)	(28,950)
Accumulated other comprehensive loss, net of taxes	(3,417)	(2,207)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	89,937	87,180
Total liabilities and stockholders’ equity	$3,614,888	$2,490,793